LOGO
 BROOKFIELD                                                    NEWS RELEASE
    HOMES

               BROOKFIELD HOMES CORPORATION ANNOUNCES EXTENSION OF
                  TENDER OFFER TO 5:00 P.M. NEW YORK CITY TIME
                              ON SEPTEMBER 30, 2003

Del Mar, California, September 25, 2003 - (BHS:NYSE) Brookfield Homes Corporation today announced that it is extending the tender offer period for its Dutch auction tender offer from 5:00 p.m., New York City time, on September 24, 2003, until 5:00 p.m., New York City time, on September 30, 2003. Accordingly, the tender offer will expire at 5:00 p.m., New York City time, on September 30, 2003, unless Brookfield Homes extends the offer further. Based on a preliminary count by Mellon Investor Services LLC, the depositary for the tender offer, the total number of shares tendered to 5:00 p.m., New York City time, on September 24, 2003 was approximately 1,692,806, including shares tendered by Brascan Corporation, the major stockholder of Brookfield Homes.

Brookfield Homes' Board of Directors has approved the tender offer. However, neither Brookfield Homes nor its Board of Directors is making any recommendation whether stockholders should tender or refrain from tendering their shares or as to the purchase price or prices at which stockholders should choose to tender their shares. Stockholders must decide whether to tender their shares and, if so, how many shares to tender and the price or prices at which they will tender them. Stockholders may wish to discuss with their broker or other financial or tax advisor whether to tender their shares.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF BROOKFIELD HOMES' COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY BROOKFIELD HOMES' COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS. STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS CAN BE OBTAINED FOR FREE BY CALLING THE INFORMATION AGENT, MELLON INVESTOR SERVICES LLC AT 1-888-684-7182. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE AT BROOKFIELD HOMES' WEBSITE: WWW.BROOKFIELDHOMES.COM OR THE SEC'S WEBSITE AT WWW.SEC.GOV .

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 20,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning the expected Dutch auction tender offer and those statements preceded by, followed by, or that include the words "planned", "should", "goals", "expected", "targeted," "scheduled" or similar expressions, constitute forward-looking statements. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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